Exhibit 4.29

DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our charter and our bylaws as currently in effect.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, of which 4,146,494 shares were issued and outstanding as of April 9, 2025 and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 6,300 shares of Series A Convertible Preferred Stock, and 1,643 shares of Series C Convertible Preferred Stock are issued and outstanding . The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our Sixth Amended and Restated Certificate of Incorporation, as further amended by certificates of amendment dated October 13, 2022, October 21, 2022 (but effectuated on November 3, 2022), May 30, 2023, June 21, 2023, August 21, 2023 (but effectuated on August 22, 2023), and December 12, 2024, and Amended and Restated Bylaws, as further amended by Amendment Nos. 1 and 2, and by the applicable provisions of Delaware law.

Common stock

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock which may be issued in the future, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully paid and nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Quotation

Our Common Stock trades on The OTC Pink Marketplace under the symbol “DBGI”. On April 3, 2025, the last reported sale price of our Common Stock was $9.00 per share.

Issuance of Preferred Stock by our Board

General

The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

● impairing dividend rights of the common stock;

● diluting the voting power of the common stock;

● impairing the liquidation rights of the common stock; and

● delaying or preventing a change in control of us without further action by the stockholders.

Series A Convertible Preferred Stock

On September 29, 2022, the Company filed the Certificate of Designation with the Secretary of State for the State of Delaware designating up to 6,800 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock. On October 4, 2022, the Company filed the Correction with the Secretary of State for the State of Delaware to correct the terms of the voting rights under the Series A Preferred Stock. The following is a summary of the principal terms of the Series A Preferred Stock.

Dividends

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series A Preferred Stock.

Voting Rights

The Holders are entitled to vote as a class as expressly provided in the Certificate of Designation and where required pursuant to applicable law (including, without limitation, the DGCL). The Holders are also entitled to vote with the holders of shares of Common Stock, voting together as one class, on all matters in which the Holders are permitted to vote with the class of shares of Common Stock pursuant to applicable law (including, without limitation, the DGCL.

With respect to any vote with the class of Common Stock, each share of the Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designation) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated. To the extent that under the DGCL the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Certificate of Designation) of the shares of the Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

Ranking and Liquidation

The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined in the Certificate of Designation) for each share of the Series A Preferred Stock held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each Holder.

Conversion

Each share of the Series A Preferred Stock shall be convertible, at any time and from time to time from and after September 29, 2022 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) of the Certificate of Designation) determined by dividing the Stated Value of such share of the Series A Preferred Stock ($1,000 as of September 29, 2022) by the Conversion Price (as defined below) subject to certain terms of the beneficial ownership limitation described in this Certificate of Designation. The conversion price for each share of the Series A Preferred Stock is the Nasdaq official closing price of the Common Stock on The Nasdaq Capital Market (as reflected on Nasdaq.com) on September 29, 2022 (the “Conversion Price”), subject to adjustment as described in the Certificate of Designation, including for stock dividends and stock splits such as the one-for-one hundred (1-for-100) reverse stock split (the “November Reverse Stock Split”) of our common stock which became effective as of the close of business on November 3, 2022, the 1-for-25 reverse stock split (the “August Reverse Stock Split”) of our common stock which became effective as of the close of business on August 22, 2023, and the December 2024 Split.

Certain Adjustments

If the Company, at any time while the Series A Preferred Stock is outstanding, pays a stock dividend, issues stock splits, effects any subsequent rights offerings, or makes any dividend or other distribution of its assets, then the Conversion Price of the Series A Preferred Stock adjusts (in the case of a stock split), and the Holder can acquire the purchase rights of the Company’s securities, or participate in the distribution of the Company’s assets pursuant to Section 7 of the Certificate of Designation.

Preemptive Rights

No holders will have any preemptive rights to purchase or subscribe for the Company’s Common Stock or any of its other securities.

Redemption

The Company has the option to redeem any or all of the then outstanding Series A Preferred Stock at 112% of the then Stated Value any time after September 29, 2022 and so long as there is an effective Registration Statement covering the shares issuable upon conversion of the Series A Preferred Stock.

Trading Market

The Holders can liquidate or convert the Series A Preferred Shares according to the terms of this Certificate of Designation. However, there is no established trading market for any of the Series A Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series A Preferred Stock on any securities exchange or other nationally recognized trading system.

Series C Convertible Preferred Stock

On June 21, 2023, the Company filed the Certificate of Designation with the Secretary of State for the State of Delaware designating up to 5,761 shares out of the authorized but unissued shares of its preferred stock as Series C Convertible Preferred Stock. The following is a summary of the principal terms of the Series C Preferred Stock.

Dividends

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series C Preferred Stock (the “Series C Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series C Preferred Stock.

Voting Rights

The Series C Holders are entitled to vote as a class as expressly provided in the Certificate of Designation and where required pursuant to applicable law (including, without limitation, the DGCL). The Series C Holders are also entitled to vote with the holders of shares of Common Stock, voting together as one class, on all matters in which the Series C Holders are permitted to vote with the class of shares of Common Stock pursuant to applicable law (including, without limitation, the DGCL).

With respect to any vote with the class of Common Stock, each share of the Series C Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designation) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated. To the extent that under the DGCL the vote of the Series C Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Certificate of Designation), voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by both the class or the series, as applicable. Series C Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

Ranking and Liquidation

The Series C Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to Junior Securities; (iii) on parity with Parity Securities; and (iv) junior to Senior Securities, in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon a Liquidation, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined in the Certificate of Designation) for each share of the Series C Preferred Stock held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Series C Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series C Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each Holder.

Conversion

Each share of the Series C Preferred Stock shall be convertible, at any time and from time to time from and after June 21, 2023 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) of the Certificate of Designation) determined by dividing the Stated Value of such share of the Series C Preferred Stock ($1,000 as of June 21, 2023) by the Conversion Price (as defined below) subject to certain terms of the beneficial ownership limitation described in this Certificate of Designation. The conversion price for each share of the Series C Preferred Stock is $17.925, which is the lower of (a) the closing price per share of the Common Stock as reported on the Nasdaq Capital Market on June 20, 2023 (the trading day before the date of the Sundry SPA), and (b) the average closing price per share of Common Stock as reported on the Nasdaq Capital Market for the five trading days preceding the date of the Sundry SPA, subject to adjustment herein (the “Series C Conversion Price”).

Certain Adjustments

If the Company, at any time while the Series C Preferred Stock is outstanding, pays a stock dividend, issues stock splits, effects any subsequent rights offerings, or makes any dividend or other distribution of its assets, then the Holder can adjust the Conversion Price of the Series C Preferred Stock, acquire the purchase rights of the Company’s securities, or participate in the distribution of the Company’s assets pursuant to Section 7 of the Certificate of Designation.

Preemptive Rights

No holders will have any preemptive rights to purchase or subscribe for the Company’s Common Stock or any of its other securities.

Redemption

The Company has the option to redeem any or all of the then outstanding Series C Preferred Stock at 112% of the then Stated Value any time after June 21, 2023 and so long as there is an effective Registration Statement covering the shares issuable upon conversion of the Series C Preferred Stock.

Trading Market

The Series C Holders can liquidate or convert the Series C Preferred Shares according to the terms of this Certificate of Designation. However, there is no established trading market for any of the Series C Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series C Preferred Stock on any securities exchange or other nationally recognized trading system.

Options

As of April 9, 2025, there were 30 shares of common stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $452,500 per share.

Warrants

As of April 9, 2025, there were 56,862 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $547, which includes 20,555 Series A-1 Warrants and 20,555 Series B-1 Warrants at an exercise price of $144 per share which expire on November 7, 2029 and August 7, 2025 respectively, as well as 2,068,965 shares of common stock issuable upon the exercise of outstanding pre-funded warrants at an exercise price of $0.01 as of April 9, 2025 (collectively the “Outstanding Warrants”).

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Certain provisions of Delaware law and our sixth amended and restated certificate of incorporation and bylaws could make the following more difficult:

● the acquisition of us by means of a tender offer;

● acquisition of control of us by means of a proxy contest or otherwise; and

● the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business acquisition” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business acquisition” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business acquisition” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president, and stockholders holding an aggregate of 25% of our shares of our common stock may call special meetings of stockholders.

No Cumulative Voting. Our sixth amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Action by Written Consent of Stockholders Prohibited. Our sixth amended and restated certificate of incorporation does not allow stockholders to act by written consent in lieu of a meeting, unless approved in advance by our board of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Provisions in the Sixth Amended and Restated Certificate of Incorporation. The Sixth amended and restated certificate of incorporation will generally require the affirmative vote of the holders of at least 662∕3% of the outstanding voting stock in order to amend any provisions of the sixth amended and restated certificate of incorporation concerning, among other things:

● the required vote to amend certain provisions of the sixth amended and restated certificate of incorporation;

● the reservation of the board of director’s right to amend the amended and restated bylaws, with all rights granted to stockholders being subject to this reservation;

● management of the business by the board of directors;

● number of directors and structure of the board of directors;

● removal and appointment of directors;

● director nominations by stockholders;

● prohibition of action by written consent of stockholders;

● personal liability of directors to us and our stockholders; and

● indemnification of our directors, officers, employees and agents.

Delaware law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

● prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

● upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

● at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Limitations on liability, indemnification of officers and directors and insurance

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (1) for any breach of the Director’s duty of loyalty to the Corporation or its Stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the Director derived an improper personal benefit. If the DGCL or other applicable provision of Delaware law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or other applicable provision of Delaware law as amended. Any repeal or modification of this Section 2 by the Stockholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification. Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”) and corporate bylaws (our “Bylaws”) contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”), provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

As permitted by the DGCL, the Company’s sixth amended and restated certificate of incorporation, as amended, provides that directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

● for any breach of the director’s duty of loyalty to the Company or its stockholders,

● for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

● under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

● for any transaction from which the director derived any improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our sixth amended and restated certificate of incorporation provides that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law, and our amended and restated bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article VII of the by-laws provides that the Company shall indemnify any person who was or is a party or who was or is threatened to be made a party to any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended.

Article VII of the by-laws further provides that, except with respect to a proceeding to enforce rights to indemnification or advancement of expenses under Article VII, the Company shall be required to indemnify a person under this Article VII in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.

Article VII of the by-laws further provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant. The Company has purchased directors’ and officers’ liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

Article VII of the by-laws also provides that the Company shall have the power to enter into indemnification agreements with any director, officer, employee or agent of the Registrant in furtherance of the provisions of Article VII. We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our sixth amended and restated certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

Our Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Pl., Woodmere, NY 11598. The transfer agent’s telephone is (212) 828-8436.

We have agreed to indemnify VStock Transfer, LLC in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.